Exhibit 99.1
Oclaro Announces Reverse Stock Split; Announces
Preliminary Revenues for Third Quarter Fiscal 2010
SAN JOSE, Calif., — April 14, 2010 — Oclaro, Inc. (NASDAQ: OCLR), a provider of optical components, modules and subsystems to the telecom industry, today announced that its Board of Directors has approved a 1-for-5 reverse split of its common stock, pursuant to previously obtained stockholder authorization. The reverse stock split will be effective at 6:00 pm, Eastern Time, on April 29, 2010. Oclaro’s common stock will begin trading on NASDAQ on a split adjusted basis when the market opens on April 30, 2010, under the temporary trading symbol “OCLRD.” The trading symbol will revert to “OCLR” after approximately 20 trading days.
“By executing a reverse stock split we believe the higher share price will appeal to a broader universe of institutional investors,” said Alain Couder, President and CEO of Oclaro, Inc. “We also believe a lower share count will better reflect the progress of our anticipated earnings improvements on a per share basis.”
The Company also announced that based on its preliminary financial results for its fiscal third quarter, ended April 3, 2010, it expects revenue will be approximately $101.2 million. This compares with the original guidance range of $97 million to $102 million the Company provided on February 1, 2010, and revenue of $93.6 million reported for the second quarter of fiscal 2010, ended January 2, 2010.
“Demand remains strong across all our businesses and we continue to see improving order trends. Our revenue growth combined with crisp operational execution reinforces our confidence in achieving the 30 percent non-GAAP gross margin threshold in the June quarter,” said Mr. Couder.
Oclaro cautions that any preliminary financial results are based on the best information currently available and are subject to completion of its financial statements for the third quarter of fiscal 2010. Management plans to hold a conference call to discuss its third quarter fiscal 2010 financial results on April 29, 2010 at 1:30 pm Pacific Time. To listen to the live conference call, please dial (480) 629-9761. A replay of the conference call will be available through May 6, 2010. To access the replay, dial (303) 590-3030. The conference code for the replay is 4285135. A webcast of this call will be available in the investors section of Oclaro’s website at www.oclaro.com.
The reverse split will reduce the number of shares of the Company’s common stock outstanding from approximately 212 million to approximately 42 million. Proportional adjustments will be made to Oclaro’s outstanding stock options and other equity incentive awards, and its equity compensation plans.
Information For Stockholders
Upon execution, Oclaro stockholders will receive one new share of Oclaro common stock for every five shares held. Record holders of Oclaro common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of stock certificates. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions. BNY Mellon Shareowner Services will act as the exchange agent, and can be contacted at (866) 298-4983 (domestic holders) or 1-201-680-6579 (international holders).
Oclaro will not issue fractional shares as a result of the reverse stock split. For record stockholders, the transfer agent for Oclaro’s common stock will aggregate all fractional shares and arrange for their sale on the open market shortly after the effective date. Following the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholders’ pro rata share of the total net proceeds of these sales. No transaction costs will be assessed. Stockholders with shares held in brokerage accounts are encouraged to contact their brokers with any questions as some brokers may have different procedures for payment of fractional shares.
For more information on Oclaro’s reverse stock split, see the Reverse Stock Split FAQs in the investors section of the Company’s website at www.oclaro.com

About Oclaro
Oclaro, Inc., with headquarters in San Jose, Calif., is a tier-one provider of high-performance optical components, modules and subsystems to the telecommunications market, and is one of the largest providers to metro and long-haul network applications. The company, formed on April 27, 2009 following the combination of Bookham, Inc. and Avanex Corporation, leverages proprietary core technologies and vertically integrated product development to provide its customers with cost-effective and innovative optical devices, modules and subsystems. Oclaro serves a broad customer base, combining in-house and outsourced manufacturing to maximize flexibility and drive improved gross margin. Its photonic technologies also serve selected high-growth markets, including industrial, defense, life sciences, medical and scientific, with diversification providing both significant revenue streams and strategic technological advantage. The company also provides a complete family of wavelength selective switches (WSS) capable of powering reconfigurable optical add/drop multiplexer (ROADM) applications over the entire optical network, from the edge to the core.
Oclaro is a global company, with cutting-edge chip fabrication facilities in the U.K., Switzerland and Italy, and manufacturing sites in the U.S., Thailand and China.
Safe Harbor Statement
This press release and the statements made by management contain statements about management’s future expectations, plans or prospects of Oclaro, Inc. and its business, and the assumptions underlying these statements, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning (i) financial targets, including financial targets related to gross margin, (ii) revenue guidance for the fiscal quarter ending April 3, 2010, (iii) the expected timing of our proposed reverse stock split and its impact on our stock price, stockholder base and operating results, (iv) demand and order trends, and (v) statements containing the words “target,” “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the impact of continued uncertainty in world financial markets and the resulting reduction in demand for our products, the future performance of Oclaro, Inc. following the closing of the mergers with Avanex Corporation and Xtellus Inc. and the Spectra-Physics asset swap, the inability to realize the expected benefits and synergies as a result of the mergers with Avanex Corporation and Xtellus Inc. and the Spectra-Physics asset swap, increased costs related to downsizing and compliance with regulatory compliance in connection with such downsizing, the lack of availability of credit or opportunity for equity based financing, market reaction to our proposed reverse stock split or unexpected delays in completing the reverse stock split, as well as the factors described in Oclaro’s most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this release. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. However, Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.
Oclaro, Inc. Contact
Jerry Turin
Chief Financial Officer
(408) 383-1400
ir@oclaro.com
Investor Contact
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@oclaro.com